Exhibit 10.20
                    , 2009
[Name]
[Address]
Notice of Grant of Restricted Stock
Dear [Name]:
Congratulations! You have been granted a Restricted Stock Award pursuant to the terms and conditions of the Verint Systems Inc. (the “Company”) Stock Incentive Compensation Plan (formerly the Comverse Infosys, Inc. Stock Option Plan) (as the same may be amended, restated, or supplemented from time to time, including by any applicable country supplements, the “Plan”) for [Amount] shares (the “Award”) of Common Stock of the Company as outlined below.

Granted To:	[Name]
[Social Security Number]

Grant Date:	[Date]

Shares Granted:	[Amount]

Price Per Share:	U.S.$0.00

Vesting Schedule:	The Restricted Stock Award granted hereby shall vest on each of the following dates (each, a “Vesting Date”):

• [Percent]% on [Date].

Restrictions on Re-Sale:	Regardless of the vesting of your Award, in no event shall you be allowed to re-sell any shares granted hereunder until the Company has an effective registration statement under the Securities Act of 1933, as amended, relating to the shares desired to be sold.

Verint Systems Inc.
By:
Name:
Title:
U.S. Form — Independent FY2009 Regular Vesting

By my signature below, I hereby acknowledge my receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of a copy of the Plan, a Restricted Stock Award Agreement, and a summary information sheet. I agree that the Award is subject to all of the terms and conditions of the Plan, this Notice of Grant of Restricted Stock, and the Restricted Stock Award Agreement.
If I am a resident of Canada, I also acknowledge having requested that this Notice and all documents referred to herein be drafted in the English language. Je reconnais également avoir exigé que ce document ainsi que tout document auquel ce document fait référence, soient rédigés en langue anglaise.

Signature:	Date:

U.S. Form — Independent FY2009 Regular Vesting

VERINT SYSTEMS INC.
RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement (“Agreement”) governs the terms and conditions of the Restricted Stock Award (the “Award”) specified in the Notice of Grant of Restricted Stock (the “Notice of Grant”) delivered herewith entitling the person to whom the Notice of Grant is addressed (“Grantee”) to receive from Verint Systems Inc. (the “Company”) the number of shares of the Company’s Common Stock indicated in the Notice of Grant (the “Restricted Stock”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Verint Systems Inc. Stock Incentive Compensation Plan (formerly the Comverse Infosys, Inc. Stock Option Plan), as the same may be amended, restated, or supplemented from time to time, including by any applicable country supplements (the “Plan”).
1	RESTRICTED STOCK; VESTING
1.1	Grant of Restricted Stock.
(a)
The Award of the Restricted Stock is made subject to the terms and conditions of the Plan and this Agreement. If and when the shares of Restricted Stock awarded hereunder vest in accordance with the terms of this Agreement and the Notice of Grant without forfeiture, and upon the satisfaction of all other applicable conditions as to the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.

(b)
As soon as administratively practicable after the Date of Grant, the Company shall direct that the shares of Restricted Stock be registered in the name of and issued to the Grantee either in book entry format or represented by a stock certificate or certificates. All such shares, and any certificate or certificates representing the same, shall be held in the custody of the Company or its designee until such shares no longer are considered Restricted Stock.

(c)
As a condition to the issuance and registration of the shares of Restricted Stock, and prior to the delivery of any stock certificate or certificates representing the Restricted Stock, the Grantee shall deliver to the Company or its designee one or more stock powers endorsed in blank relating to the Restricted Stock (as directed by the Company), in the form attached hereto as Exhibit A. Grantee irrevocably appoints the Company and each of its officers, employees and agents as his true and lawful attorneys with power (i) to sign in Grantee’s name and on Grantee’s behalf stock certificates and stock powers covering the Restricted Stock and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. Grantee agrees to execute such other stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

U.S. Form — Independent FY2009 Regular Vesting

(d)	Each certificate, if any, for the Restricted Stock shall bear the following legend (the “Legend”):

“The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Verint Systems Inc. Stock Incentive Compensation Plan (formerly the Comverse Infosys, Inc. Stock Option Plan) and a Restricted Stock Award Agreement entered into between the registered owner and Verint Systems Inc. Copies of such Plan and Agreement are on file in the executive offices of Verint Systems Inc.”

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.”

In addition, the Restricted Stock shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or securities association upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such other restrictions.

(e)
As soon as administratively practicable following the vesting of shares of Restricted Stock in accordance with the terms of this Agreement, and subject to the satisfaction of all other applicable conditions, including, but not limited to, the payment by the Grantee of all applicable withholding taxes, if any, the Company shall, at its option, (i) deliver or cause to be delivered to the Grantee a certificate or certificates for the applicable shares of Restricted Stock which shall not bear the Legend or (ii) transfer or arrange to have transferred the vested shares to a brokerage account of Grantee designated by the Company free of any Company-imposed transfer restrictions.

U.S. Form — Independent FY2009 Regular Vesting

1.2	Restrictions.
(a)
The Grantee shall have all rights and privileges of a stockholder as to the Restricted Stock, including the right to vote and receive dividends or other distributions with respect to the Restricted Stock, except that the following restrictions shall apply:

(i)
the Grantee shall not be entitled to delivery of any of the shares of Restricted Stock (whether by transfer to Grantee’s brokerage account or by delivery of stock certificates) until the applicable Vesting Date and upon the satisfaction of all other applicable conditions whereupon Grantee will only be entitled to the Vested Percentage;

(ii)	shares of Restricted Stock may not be sold, pledged, assigned, transferred, or otherwise encumbered or disposed of for any reason until the applicable Vesting Date;
(iii)
all shares of Common Stock distributed as a dividend or distribution, if any, with respect to shares of Restricted Stock prior to the applicable Vesting Date shall be delivered to and held by the Company or its designee and subject to the same restrictions as the shares of Restricted Stock in respect of which the dividend or distribution was made; and

(iv)
all unvested shares of Restricted Stock shall be forfeited and returned to the Company and any and all rights of the Grantee of any kind with respect to such shares shall terminate in their entirety on the terms and conditions set forth in Paragraph 1.4.

(b)
Regardless of the vesting of your Award, in no event shall Grantee be allowed to re-sell any shares granted hereunder until the Company has an effective registration statement under the Securities Act of 1933, as amended, relating to the shares desired to be sold.

(c)	Any attempt to dispose of unvested shares of Restricted Stock or any interest in such shares in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.
1.3	Vesting.
(a)
Subject to the provisions contained in this Paragraph 1.3 and in Paragraphs 1.4 and 1.5, the applicable percentage of the shares of Restricted Stock awarded hereunder (the “Vesting Percentage”) shall be deemed vested and no longer subject to restriction under Paragraph 1.2 or forfeiture under Paragraph 1.4 on the applicable vesting date (“Vesting Date”) in accordance with the schedule set forth in the Notice of Grant. Vesting shall cease upon the date Grantee’s Continuous Service terminates for any reason, unless otherwise determined by the Committee in its sole discretion.

U.S. Form — Independent FY2009 Regular Vesting

(b)
In the event of a Change of Control, any and all unvested shares of restricted stock under this Agreement shall become vested immediately prior to the consummation of such Change of Control. For purposes of this provision, “Change in Control” shall mean any of the following transactions in connection with which the Grantee ceases to have a seat on the Board, other than by voluntary resignation or removal for cause: (i) the acquisition by any person, entity or affiliated group (other than Comverse Technology, Inc.), in one or a series of transactions, of more than 50% of the voting power of Verint Systems Inc. (“Verint”), (ii) the requirement that any person, entity or affiliated group (other than Comverse Technology, Inc.) consolidate with its financial results the financial results of Verint, (iii) a merger or consolidation in which the holders of Verint’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity, (iv) a sale of all or substantially all of Verint’s assets, or (v) during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the Board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2), and (3) at any time that Comverse Technology, Inc. owns a majority of the voting power of Verint, any director nominated by Comverse Technology, Inc.

1.4	Forfeiture.
(a)
This Section 1.4(a) is in all events subject to the provisions of Section 1.3(b). If Grantee’s Continuous Service terminates for any reason, all shares of Restricted Stock which are then unvested shall be forfeited by Grantee as of the date of termination unless otherwise determined by the Committee in its sole discretion. In the event of any such forfeiture, all such forfeited shares of Restricted Stock shall become the property of the Company and any certificate or certificates representing such shares of Restricted Stock shall be returned immediately to the Company. For the avoidance of doubt, Grantee acknowledges and agrees that he or she has no expectation that any Restricted Stock will vest on the termination of his or her Continuous Service for any reason and that he or she will not be entitled to make a claim for any loss occasioned by such forfeiture as part of any claim for breach of his or her service as a director, service contract, or otherwise.

(b)
A Grantee’s Continuous Service shall not be considered interrupted in the case of any approved leave of absence. An approved leave of absence shall include sick leave, military leave, or any other leave that is required by statute or promised by contract, by Company policy, or by other authorization of the Company. Any other leave of absence will be considered unauthorized and Grantee’s Continuous Service will be considered terminated for purposes of this Agreement at the start of such unauthorized leave. Notwithstanding the foregoing, unless Grantee’s right to return from an authorized leave is guaranteed by statute or by contract, if an approved leave of absence exceeds six (6) months, Grantee’s Continuous Service shall be considered terminated for purposes of this Agreement on the date such authorized leave exceeds six (6) months in duration; provided, however, that the Committee shall have discretion to waive the effect of the foregoing forfeiture provision or lengthen the six month period before a forfeiture occurs to the extent necessary to comply with applicable tax, labor, or other law or based on the particular facts and circumstances of the leave in question.

U.S. Form — Independent FY2009 Regular Vesting

1.5	Tax; Withholding.
(a)
As a condition of the Award, the Grantee agrees not to make an election, under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include an amount of income in respect of the Restricted Stock.

(b)
The Company shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company, if any, with respect to any income recognized by the Grantee with respect to the Restricted Stock.

(c)
Neither the Company nor any Subsidiary, Affiliate or agent makes any representation or undertaking regarding the treatment of any tax or tax withholding in connection with the grant or vesting of the Award or the subsequent sale of shares subject to the Award. The Company and its Subsidiaries and Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(d)
The Grantee shall be required to meet any applicable tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligations or social security obligations (the “Tax Withholding Obligation”), in accordance with the provisions of the Plan prior to any event in connection with the Award (e.g., acquisition, vesting, or disposal) that the Company determines may result in any Tax Withholding Obligation, and subject to the Plan, the Company reserves the right to determine the method or methods by which such Tax Withholding Obligations will be satisfied together with any associated timing or other details required to effectuate such method or methods. If, pursuant to the Plan, the Grantee wishes to satisfy his or her minimum Tax Withholding Obligation, in whole or in part, (i) by providing the Company with funds sufficient to enable the Company to pay such tax or (ii) by requiring (subject to Committee disapproval as provided in the Plan) that the Company retain or accept, or by requesting that the Company arrange for the sale by the Grantee of, shares of its stock sufficient in value (as determined under the Plan) to cover the amount of such tax, the Grantee will provide written notice of the same, together with a wire transfer or certified check for such funds in the case of clause (i) above, to the Company or its designee in accordance with the timing and other terms of the Company’s notice of election procedures to be separately provided to the Grantee, prior to the applicable vesting date or other event in connection with the Award that the Company has advised Grantee may result in a Tax Withholding Obligation.

(e)
The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any of its Subsidiaries, Affiliates or agents takes with respect to any Tax Withholding Obligations that arise in connection with the Award. Accordingly, Grantee agrees to pay to the applicable tax authorities any amount of tax that is not satisfied by any such action of the Company or its Subsidiary or Affiliate.

U.S. Form — Independent FY2009 Regular Vesting

(f)
The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Grantee’s transactions under the Plan and this Agreement with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such rule is applicable to transactions by the Grantee.

2	REPRESENTATIONS OF THE GRANTEE
The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement and the Plan, and the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award. Grantee acknowledges that this Agreement has not been reviewed or approved by any regulatory authority in his or her country of residence or otherwise.
3	NOTICES
All notices or communications under this Agreement shall be in writing, addressed as follows:
To the Company:

Verint Systems Inc.
330 South Service Road
Melville, NY 11747-3201
U.S.A.
+(631) 962-9600 (phone)
+(631) 962-9623 (fax)
Attn: Chief Legal Officer
To the Grantee:

as set forth in the Company’s compensation records
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given. Grantee will promptly notify the Company in writing upon any change in Grantee’s address.
U.S. Form — Independent FY2009 Regular Vesting

4	ASSIGNMENT; BINDING AGREEMENT
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation or transfer by the Grantee.
5	ENTIRE AGREEMENT; AMENDMENT
This Agreement and the Notice of Grant represent the entire agreement of the parties with respect to the subject matter hereof, except that the provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement or the Notice of Grant and the Plan, the provisions of the Plan shall control. This Agreement or the Notice of Grant may be amended by the Committee without the consent of the Grantee except in the case of an amendment adverse to the Grantee, in which case the Grantee’s consent shall be required. Notwithstanding the foregoing, however, the Committee shall have the power to adopt regulations for carrying out this Agreement and to make changes in such regulations, as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of this Agreement and the administration thereof, and all action taken by the Committee, shall be final and binding.
6	GOVERNING LAW
This Agreement shall be governed by the laws of the state of New York, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. Each party to this Agreement hereby consents and submits himself, herself or itself to the jurisdiction of the courts of the state of New York for the purposes of any legal action or proceeding arising out of this Agreement. Nothing in this Agreement shall affect the right of the Company to commence proceedings against the Grantee in any other competent jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Grantee in any manner authorized by the laws of any such jurisdiction. The Grantee irrevocably waives:
(a) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and
(b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
7	SEVERABILITY
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
U.S. Form — Independent FY2009 Regular Vesting

8	ONE-TIME GRANT; NO RIGHT TO CONTINUED SERVICE OR PARTICIPATION; EFFECT ON OTHER PLANS
Grantee’s award of Restricted Stock is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. Neither this Agreement nor the Notice of Grant shall confer upon Grantee any right with respect to continued service with the Company, a Subsidiary or Affiliate, nor shall it interfere in any way with the right of the Company a Subsidiary or Affiliate to terminate Grantee’s Continuous Service at any time. Payments received by Grantee pursuant to this Agreement and the Notice of Grant shall not be considered salary or other compensation for purposes of any severance pay or similar allowance and shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company or any Subsidiaries or Affiliate in which Grantee may be enrolled or for which Grantee may become eligible, except as otherwise required by law, as may be provided under the terms of such plans, or as determined by the Board of Directors of the Company.
9	NO STRICT CONSTRUCTION
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement, the Notice of Grant or any rule or procedure established by the Committee.
10	CERTAIN DEFINITIONS
Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
To the extent that Grantee is a member of the Committee at any relevant time under this Agreement, the term “Committee” shall for all purposes hereunder be deemed to refer to the Board of Directors of the Company or a committee thereof on which Grantee does not sit which is authorized by the Board to administer this Agreement.
11	FURTHER ASSURANCES
The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued as a dividend or distribution on Restricted Stock) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.
U.S. Form — Independent FY2009 Regular Vesting

12	AMENDMENT TO MEET THE REQUIREMENTS OF SECTION 409A ET AL
Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of Grantee, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance, or any other applicable equivalent tax law, rule, or regulation, as the Company deems appropriate or advisable.
13	CONSENT TO TRANSFER PERSONAL DATA
The Company and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Company, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee hereby agrees that the Company and/or its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including outside the Grantee’s country of residence (or outside of the European Union, for Grantee’s located within the European Union). Such countries may not provide for a similar level of data protection as provided for by local law (such as, for example, European privacy directive 95/46/EC and local implementations thereof). Grantee hereby authorizes those recipients — even if they are located in a country outside of Grantee’s country of residence (or outside of the European Union, for Grantee’s located within the European Union) — to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Company may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data and may, at any time, review Data, require any necessary amendments to it or withdraw the consent contained in this section by contacting the Company in writing. However, withdrawing or withholding consent may affect Grantee’s ability to participate in the Plan. More information on the Data and/or the consequences of withholding or withdrawing consent can be obtained from the Company’s legal department.
U.S. Form — Independent FY2009 Regular Vesting

14	CERTAIN COUNTRY-SPECIFIC PROVISIONS
For residents of the UK only:
Grantee agrees, as a condition to its acceptance of the Award, to satisfy any requirement of the Company or any subsidiary that, prior to vesting of all or any part of the Award, Grantee enter into a joint election under section 431(1) of the UK Income Tax (Earnings and Pensions) Act 2003, the effect of which is that the Shares issued on vesting will be treated as if they were not restricted securities.
Tax Withholding Obligations under this Agreement shall include, without limitation:
(i) United Kingdom (UK) income tax; and
(ii) UK primary class 1 (employee’s) national insurance contributions.
For residents of Canada only:
I acknowledge having requested that this Agreement and all documents referred to herein be drafted in the English language. Je reconnais également avoir exigé que ce document ainsi que tout document auquel ce document fait référence, soient rédigés en langue anglaise.
For residents of Hong Kong only:
The Data Protection Principles specified in the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong will apply to any Data upon its transfer to any place outside of Hong Kong).
END OF AGREEMENT
U.S. Form — Independent FY2009 Regular Vesting

EXHIBIT A
STOCK POWER
FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto                                          1,                                         2 (                    )3 shares of Common Stock of Verint Systems Inc., [represented by Certificate No.                     ]4 (the “Shares”), standing in his or her name on the books of said corporation and does hereby irrevocably constitute and appoint                                         5 as his lawful attorney-in-fact to transfer said Shares on the books of said corporation with full power of substitution in the premises.
DATED:                     6

[7]

Name:	[8]

[1]	Leave this item blank. The transferee will be completed if and when the shares are assigned.

[2]	Enter the number of shares in words.

[3]	Enter the number of shares in numerals.

[4]	Include this item (and complete the blank and remove the brackets) only if the shares were certificated. If not, strike this item.

[5]	Leave this item blank. The attorney-in-fact will be completed if and when the shares are assigned.

[6]	Leave this item blank (do not date when signing). The date will be completed if and when the shares are assigned.

[7]	Sign here.

[8]	Print your name here.
U.S. Form — Independent FY2009 Regular Vesting